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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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    14a-6(e)(2))

                                 DESIGNS,INC
                (Name of Registrant as Specified In Its Charter)

                                 DESIGNS, INC
                   (Name of Person(s) Filing Proxy Statement)

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[DESIGNS LETTERHEAD]



                               September 28, 1999


Dear Fellow Stockholder:

     The Special Committee has completed a review of the Company's recent performance, current sales trends and plans for the balance of fiscal 1999. Based on this review, we reaffirm our belief that EARNINGS FOR THIS YEAR WILL MEET OR EXCEED THE PROJECTED $.33 PER SHARE.

     Your Company is on the right track. Let's not lose the momentum we have generated.

     DON'T RISK THE LEVI STRAUSS RELATIONSHIP AND THE FUTURE OF YOUR COMPANY. The stockholders' meeting is this coming Monday, October 4, 1999. Return the BLUE card today. If your stock is held in street name, call your bank or broker and ask them to vote the BLUE proxy card on your behalf in favor of the director's recommended by management and against the proposal to eliminate the shareholder rights plan.

     Thank you very much for your continued support.

                                               Sincerely,


                                               James G. Groninger
                                               Chairman of the Special Committee



If you have any questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                           INNISFREE M&A INCORPORATED
                            TOLL-FREE: (888) 750-5834
                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833